EXHIBIT 10.8

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2017

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee of the Board of Directors of Peoples Bancorp Inc. ("Peoples") believes the combination of cash and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision-making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. In 2017, an annual retainer of $44,800 paid in quarterly installments. The annual retainer was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
In 2017, the chairs of the Audit, Compensation, Governance,and Nominating and Risk Committees each received an annual retainer of $5,000 paid in quarterly installments. The annual retainer was paid 60% in cash and 40% in the form of the number of common shares with equivalent fair market value at the time of payment.
In 2017, the Chairman of the Board of Peoples received an annual retainer of $20,000 paid in quarterly installments, with 60% paid in cash and 40% paid in the form of the number of common shares with an equivalent fair market value at the time of payment.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to the compensation received for their service as directors of Peoples. In 2017, each director of Peoples, other than Mr. Sulerzyski, received for service as a director of Peoples Bank an annual retainer of $11,200 paid in quarterly installments, with 60% paid in cash and 40% paid in the form of the number of common shares with equivalent fair market value at the time of payment.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day. Directors who travel a distance of 500 miles or more (round trip) to attend a Board of Directors or Board committee meeting are reimbursed for the actual cost of reasonable travel expenses including coach class airfare, car rental, and other usual and customary travel expense in lieu of the $150 fee. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board of Directors and Board committee meetings are typically held.

Additionally, on January 26, 2017, based on the recommendation of the Compensation Committee, each of the directors, other than Mr. Sulerzyski, received a grant of 300 restricted common shares. The restricted common shares had a time-based vesting requirement that was met six months after the grant date, provided the individual was still serving as a director at the time.

The Board of Directors did not make any changes to the director compensation arrangements discussed above for 2018, except that on August 24, 2017, the Board of Directors added an annual grant of 400 unrestricted common shares to each director, with the exception of Mr. Sulerzyski, to be paid in the first quarter of each fiscal year beginning in 2018. This annual grant is separate from the annual retainers discussed above. The common shares to be awarded in the first quarter of 2018 were granted on January 31, 2018.

Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2017 and will receive none in those capacities in 2018.